EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 11, 2014, is made by and between The Spendsmart Payments Company, a corporation organized under the laws of the state of Colorado (the “Company”) and Alex Minicucci (the “Executive”). Each of the Company and the Executive are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company wishes to employ the Executive as its Chief Executive Officer, and the Executive wishes to accept such employment, on the terms set forth below, effective as of February 11, 2014 (“Effective Date”);

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

1.                  Term; Duties. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for a term commencing as of the Effective Date and continuing through the three year anniversary of the Effective Date unless sooner terminated in accordance with the provisions of Section 4 hereof (the “Term”). During the Term, the Executive shall be employed by the Company as its Chief Executive Officer. During the Term, the Executive shall report directly to the board of directors of the Company (the “Board”). The Executive shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the faithful performance of the duties of said offices.

2.                  Place of Performance. The Executive shall be based at the office of the Company in San Luis Obispo, CA, except for travel required for Company business.

3.                  Compensation.

(a)                Base Salary. The Company shall pay the Executive during the Term a salary at a minimum rate of Three Hundred Seventy Five Thousand Dollars ($375,000) per annum for the period beginning on the Effective Date (the “Base Salary”), in accordance with the customary payroll practices of the Company. The Company shall be entitled to withhold from any payments any amount of tax withholding it determines to be required by law.

(b)               Benefits; Paid Time Off; Expenses. The Executive shall be permitted during the Term to participate in any fringe benefit programs and other benefits that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs. The Executive shall be entitled to paid time off of no less than twenty one (21) business days per year, to be credited in accordance with ordinary Company policies. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses, including but not limited to travel and related expenses, actually incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements.

4.                  Termination of Employment.

(a)                Termination upon Death or Disability. This Agreement and the Executive’s employment hereunder shall automatically terminate on the date on which the Executive dies or becomes permanently incapacitated. The Executive shall be deemed to have become “permanently incapacitated” on the date that is thirty (30) days after the Company has determined that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three (3) months.

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(b)               Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment hereunder with Cause (as defined below), effective upon delivery of written notice to the Executive given at any time during the Term (without any necessity for prior notice). For purposes of this Agreement, “Cause” shall mean the Executive’s: (i) conviction or plea of nolo contendre in connection with a crime, (ii) fraud against the Company or any of its subsidiaries or affiliates or theft of or damage to the property of the Company or any of its subsidiaries or affiliates, (iii) willful breach of the Executive’s fiduciary duties to the Company, or (iv) breach by the Executive of any provision of this Agreement that is seriously detrimental to the Company’s operations.

(c)                Termination by Company without Cause. The Company may terminate this Agreement and the Executive’s employment hereunder without Cause, effective upon delivery of written notice to the Executive given at any time during the Term (without any necessity for prior notice) provided that the Company complies with all provisions of this Agreement, including without limitation, any obligations related to severance.

5.                  Payments Upon Termination.

(a)                Upon termination of this Agreement and the Executive’s employment hereunder due to the Executive’s death or disability pursuant to Section 4(a) hereof, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Base Salary earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) and (ii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms).

(b)               Upon termination of this Agreement and the Executive’s employment hereunder by the Company for Cause pursuant to Section 4(b) hereof, the Company shall pay to the Executive an amount equal to the Executive’s then Base Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); and (y) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

(c)                Upon termination of this Agreement and the Executive’s employment hereunder by the Company without Cause pursuant to Section 4(c) hereof, the Company shall (i) pay to the Executive his then Base Salary and other benefits earned and accrued under this Agreement prior to the date of termination; (ii) during each twelve (12) month period following such termination without Cause, and for a total of thirty-six (36) months, pay to the Executive an annual amount equal to thirty-five percent (35%) of the Executive’s then Base Salary earned under this Agreement immediately prior to the date of termination, in equal monthly installments, commencing on the date of termination and ending thirty-five months thereafter; and (iii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

(d)               Unless the payment is required to be delayed pursuant to Code Section 409A (as defined below), the cash amounts payable to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) under this Section 5 shall be paid to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) in accordance with the regular payroll practices of the Company following the effective date of termination of this Agreement and the Executive’s employment hereunder.

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(e)                The Executive acknowledges that, if required by the Company prior to making the payments and benefits set forth in Section 5 (other than accrued but unpaid Base Salary and other benefits), all such payments and benefits are subject to his execution of a general release from liability of the Company and its respective officers, directors and employees, and such release becoming irrevocable by its terms. If the Executive fails to execute such release, or such release does not become irrevocable, all such payments and benefits set forth in Section 5 hereof shall be forfeited.

6.                  Application of Code Section 409A. To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Treasury Regulations and guidance promulgated thereunder, the provisions of this Agreement shall be interpreted in a manner to the maximum extent possible to comply in good faith with Code Section 409A.

7.                  Covenants of the Executive.

(a)                Confidentiality. During the Term, the Company (which, for purposes of this Section 7 shall include all affiliates, subsidiaries or related companies) has and will continue to provide the Executive with access to, and may confide in him, information, business methods and systems, techniques and methods of operation developed at great expense by the Company and which are assets of the Company. The Executive recognizes and acknowledges that: (i) all Confidential Information (defined below) is the property of the Company and is unique, extremely valuable and developed and acquired by great expenditures of time, effort and cost; (ii) the misuse, misappropriation or unauthorized disclosure by the Executive of the Confidential Information would constitute a breach of trust and would cause serious irreparable injury to the Company; and (iii) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that the Executive not disclose the Confidential Information to others or use same to his own advantage or to the advantage of others. Accordingly, the Executive shall not, during the Term or thereafter, except as required by his duties to the Company, directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity, or use on his own behalf, any confidential and proprietary information of the Company, including, but not limited to, information relating to strategic plans, sales, costs, client lists, client preferences, client identities, investment strategies, computer programs, profits or the business affairs and financial condition of the Company, or any of its clients, or any of the Company’s business methods, systems, marketing materials, clients or techniques (collectively “Confidential Information”).

(b)               Noninterference; Nondisparagement. During the Term and for a period of three (3) years following the end of the Term (the “Restricted Period”), for whatever reason, he will not, directly or indirectly, for himself or on behalf of any third party, at any time or in any manner: (i) persuade, induce, solicit, influence or attempt to influence, or cause any person who is an employee of the Company to terminate his or her relationship with the Company or refer any such employee to anyone, without prior written approval from the Company; (ii) persuade, induce, solicit, influence or attempt to influence, or cause any client or prospective client of the Company to cease or refrain from doing business, or to decline to do business, or to change or alter any existing or prospective business relationship, with the Company; (iii) contract with or communicate with, in either case in connection with services, any client or prospective client of the Company; or (iv) will not, make any statements, written or oral, which would be reasonably likely to disparage or damage the Company; provided, however, that the Executive further acknowledges and agrees that, following the expiration of the Agreement or termination of Executive’s employment with the Company pursuant to this Agreement, he will not make any statement about the Company or his service thereto, or any related matter, without the prior written consent of the Company.

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(c)                Noncompetition. During the Term and Restricted Period, the Executive shall not, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or enter into or maintain a contractual relationship with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that competes with the Company in the United States or any other location in which the Company conducts business.

(d)               Injunctive Relief, Etc. The Executive acknowledges that his compliance with the covenants in Sections 7(a), 7(b) and 7(c) hereof (the “Restrictive Covenants”) is necessary to protect the good will, Confidential Information and other proprietary interests of the Company, that such covenants are supported by adequate and sufficient consideration, and that, in the event of any violation or threatened violation by the Executive of any such provision, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, the Executive agrees that, in the event of such violation or threatened violation by him, the Company shall be entitled to injunctive and other relief, without the posting of a bond. The Executive also acknowledges that that he has carefully considered the nature and extent of the restrictions contained herein and that his experience and capabilities are such that he can obtain suitable employment otherwise than in violation of the covenants in this Agreement, and that the enforcement of these covenants will not prevent the earning of a livelihood nor cause undue hardship. Without limiting the foregoing, in the event of a breach by the Executive of any Restrictive Covenant, the Company’s obligations under this Agreement shall immediately terminate, the Executive shall not be entitled to any additional monetary payments or benefits of any kind whatsoever and the Executive shall reimburse the Company for all of its attorneys’ fees and costs associated with any legal or equitable proceedings or litigation seeking to enforce the terms of this Agreement. The rights and remedies of the Company as provided in this Section 7 shall be cumulative and concurrent and may be pursued separately, successively or together, at the sole discretion of the Company, and may be exercised as often as occasion therefor shall arise.

(e) Employee Handbook. The Executive has been provided with a copy of the Company’s Employee Handbook annexed hereto as Exhibit A, has duly executed an acknowledgment of receipt, and shall abide by the terms, conditions, covenants and policies provided therein.

8.                  Other Provisions.

(a)                Severability. The Executive acknowledges and agrees that he has had an opportunity to seek advice of counsel in connection with this Agreement (including, without limitation, the Restrictive Covenants). If it is determined that any of the provisions of this Agreement or any part thereof, including, without limitation, any of the Restrictive Covenants, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.

(b)               Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier to occur of delivery thereof if by hand or upon receipt or on the second next business day after deposit if sent by a recognized overnight delivery service as follows:

If to Company, to:	With a copy to:
The SpendSmart Payments Company 2680 Berkshire Pkwy, Suite 130 Des Moines, Iowa 50325 Attn: Bill Hernandez, President	Seth I. Rubin, Esq. Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza East Tower, 15th Floor Uniondale, NY 11556
If to the Executive, to:	With a copy to:
Alex Minicucci 805 Aerovista Parkway, #205 San Luis Obispo, California 93401	Peter Campitiello, Esq. Kane Kessler, P.C. 1350 Avenue of the Americas New York, N.Y. 10019

`; provided that each of the parties hereto shall promptly notify the other parties hereto of any change of address, which address shall become such party's address for the purposes of this Section 8(b).

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(c)                Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(d)               Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(e)                Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. This Agreement, as it relates to the employment of the Executive, is a personal contract and the rights and interests of the Executive hereunder may not be transferred or assigned to any other person or entity without the express prior written consent of the Company.

(f)                Binding Effect, Etc.. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representatives. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. The Executive represents to the Company that he is not subject or a Party to any agreement, non-competition covenant or other understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

(g)                Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6 and 7 and any other provisions of this Agreement expressly imposing obligations that survive termination of the Executive’s employment hereunder, and the other provisions of this Section 8 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

(h)               GOVERNING LAW, SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. In the event of a dispute hereunder, there shall be exclusive jurisdiction in the Federal and State courts sitting in the City, County and State of New York. The party prevailing shall be entitled to recover its reasonable legal fees and expenses from the party not prevailing.

Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i)                 Counterparts. This Agreement may be executed in one or more counterparts, including via facsimile or other electronic means, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company and the Executive have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY:

The SpendSmart Payments Company

By:	/s/ Bill Hernandez
Name:	Bill Hernandez
Title:	President

EXECUTIVE:

/s/ Alex Minicucci
Name:	Alex Minicucci

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EXHIBIT A

EMPLOYEE HANDBOOK

See attached.

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